UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2022

Bubblr, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	333-260902	86-2355916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

21 West 46th Street New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(647) 646 2263

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [_]

Item 1.01 Entry into a Material Definitive Agreement.

Common Stock Purchase Agreement

On February 1, 2022, Bubblr, Inc. a Wyoming corporation (“we,” “us,” “our” or the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with White Lion Capital LLC, a Nevada limited liability company (the “Investor”). Pursuant to the Purchase Agreement, the Company has the right, but not the obligation to cause the Investor to purchase up to $10 million of our common stock shares (the “Commitment Amount”) during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which the Investor has purchased a number of our common stock shares pursuant to the Purchase Agreement equal to the Commitment Amount or (ii) December 31, 2022, at the purchase price set forth in the Purchase Agreement (the “Purchase Price”).

Pursuant to the Purchase Agreement, the “Purchase Price” means 90% of the lowest daily VWAP of the Company’s common stock during the “Valuation Period,” which means the five (5) Business days prior to the closing date of a purchase under the Purchase Agreement.

The Company has agreed to issue 103,000 shares of Common Stock (the “Commitment Shares”) to the Investor in consideration for entering into the Purchase Agreement. If the Company fails to issue $3,000,000 in shares by December 31, 2022, Investor shall be entitled to another 103,000 commitment shares.

The Purchase Agreement provides that the number of our common stock shares to be sold to the Investor will not exceed the number of shares that, when aggregated together with all other shares of our common stock which the Investor is deemed to beneficially own, would result in the Investor owning more than 4.99% of our outstanding common stock.

The Company may terminate the Purchase Agreement at any time in the event of a material breach of the Purchase Agreement by the Investor by sending written to the breaching party.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto, and incorporated by reference herein.

Registration Rights Agreement

On February 1, 2022, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor. Pursuant to the Registration Rights Agreement we agreed to use all reasonable efforts to register, and keep registered, for resale, 25,000,000 shares issued pursuant to the Purchase Agreement with the Securities and Exchange Commission and agreed to file within twenty (20) business days from the date of execution, covering the resale of the shares issued pursuant to the Purchase Agreement. The Company agreed to cover all of the expenses incurred in connection with such registration.

Pursuant to the Registration Rights Agreement, the Company and the Investor agreed to indemnify and hold harmless the other party against any damages incurred as a result of the Registration Rights Agreement, pursuant to the terms set forth in the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, which is filed as Exhibit 10.2 hereto, and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2022, we dismissed Ms. Neeta Shaw as our Chief Financial Officer. There was no known disagreement with Ms. Shaw on any matter relating to our operations, policies or practices.

Also on January 31, 2022, our Board of Directors appointed Ms. Virginia Mackin as our interim Chief Financial Officer.

Prior to joining Bubblr in 2019, Ms. Mackin worked for three years at The Law Society of Scotland, a not-for-profit organization that represents, registers, and regulates the legal profession in Scotland. She was the Head of Finance and worked with a wide range of stakeholders to ensure the Society complied with all reporting requirements, internal controls, and internal management account requirements. Previously to this post, Ms. Mackin worked for Edrington, an international creator, and distributor of Scotch Whisky and other spirits. She worked within the Commercial Accounting team with responsibilities for distributors in the United Kingdom, Spain, and the Netherlands.

Ms. Mackin is a fellow member of the Association of Chartered Certified Accountants.

Ms. Mackin does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships between Ms. Mackin and any of our directors or executive officers.

Aside from the following, Ms. Mackin has not had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years.

Ms. Mackin has acted as our Financial Controller. We have compensated her in this role with an annual salary of $60,000 USD, which will increase to 100,000 USD in March 2022.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Common Stock Purchase Agreement with White Lion Capital, LLC dated February 1, 2022
10.2	Registration Rights Agreement with White Lion Capital, LLC dated February 1, 2021.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2022	Bubblr, Inc.

	By:	/s/ Rik Willard
	Name: Title:	Rik Willard Chief Executive Officer

2